Exhibit 99.1
Earthstone Announces a 24% Increase in Proved Reserves

The Woodlands, Texas, February 26, 2019 - Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “our” or “we”), today announced its year-end 2018 estimated proved reserves of approximately 98.8 MMBoe, representing a 24% increase compared to year-end 2017 proved reserves of 80.0 MMBoe.

Year-End 2018 Estimated Proved Reserves Highlights:

•	Total Proved Reserves increased 18.8 MMBoe or 24% over year-end 2017

◦	Proved Developed reserves increased 3.7 MMBoe or 18% over year-end 2017

•	Proved Reserves are 60% oil, 21% natural gas liquids, 19% natural gas

•	Proved Reserves are 24% Proved Developed and 76% Proved Undeveloped

•	Finding and Development (“F&D”) costs from Extensions and Discoveries of $9.49 per Boe

◦	F&D costs from all sources, including acquisitions, of $7.79 per Boe

•	Extensions and Discoveries replaced 447% of the Company’s 2018 production

◦	Total reserve replacement of 520% from all sources

As shown in the table below, the Company’s estimated proved reserves at year-end 2018, which were prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines by Cawley, Gillespie & Associates, Inc. (“CGA”), an independent petroleum engineering firm, were approximately 98.8 million barrels of oil equivalent (“MMBoe”).

Year-end 2018 SEC Proved Reserves

	Oil	Gas	NGL	Total	PV-10
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBoe)	($ in thousands)
Proved Developed	14,325	26,110	4,969	23,646	435,736
Proved Undeveloped	44,709	87,107	15,974	75,201	572,764
Total	59,034	113,217	20,943	98,847	1,008,500
Note: PV-10 is a non-GAAP financial measure. See “Non-GAAP Financial Measures.”

In 2018, the Company added approximately 16.2 MMBoe of proved reserves through drilling and completion activities representing approximately 447% of estimated 2018 production of 3.6 MMBoe. Management estimates F&D costs from extensions and discoveries were $9.49 per Boe of proved reserves while F&D from all-sources, including acquisitions and trades, was $7.79 per Boe. The 2018 year-end reserve report includes 182 proved undeveloped locations, representing approximately 19% of Earthstone’s estimated 968 total drilling locations. For further discussion of F&D costs, please see “Non-GAAP Financial Measures.”

A reconciliation of proved reserves from the end of 2017 is shown below.

Total (MMBOE)
Proved Reserves at December 31, 2017	80.0
Extensions and discoveries	16.2
Sales of minerals in place	(6.6)
Purchases of minerals in place	6.8
Production	(3.6)
Revision to previous estimates	6.0
Proved Reserves at December 31, 2018	98.8

SEC rules require that calculations of economically recoverable reserves use the unweighted average price on the first day of the month for the prior twelve-month period. The resulting oil and natural gas prices used for the Company’s 2018 year-end reserve report, prior to adjusting for quality and basis differentials, were $65.56 per barrel and $3.10 per million British Thermal Units (“MMBtu”), respectively. SEC prices net of differentials were $61.52 per barrel and $2.16 per Mcf.

To illustrate the effects of commodity price fluctuations on estimated reserve quantities and present values, Earthstone is also providing an alternative summary of proved reserves, calculated in accordance with SEC rules, with the exception of using constant prices of $55.00 per barrel for oil and $2.75 per MMBtu for natural gas, as shown in the table below.

Year-end 2018 Proved Reserves at $55/bbl and $2.75/MMBtu

	Oil	Gas	NGL	Total	PV-10
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBoe)	($ in thousands)
Proved Developed	13,957	25,393	4,830	23,019	351,024
Proved Undeveloped	39,252	72,821	13,294	64,683	347,477
Total	53,209	98,214	18,124	87,702	698,501

During 2018, the Company incurred approximately $153 million of development costs, of which approximately $15.0 million relate to certain wells in progress at year-end. In addition, activities related to acquisitions, divestitures and trades include approximately $73 million for gross acquisitions offset by approximately $42.2 million related to divestitures.

Financial Position
In November 2018, the Company completed an increase in its borrowing base to $275.0 million under its senior secured revolving credit facility (“Credit Facility”). At December 31, 2018, the Company had outstanding borrowings under its Credit Facility of $78.8 million and a cash balance of approximately $1.4 million.

Management Comments
Mr. Robert J. Anderson, President of Earthstone, commented “Our successful drilling program, along with our acquisition and trade activities throughout 2018, resulted in a 24% increase in proved reserves for the year. Additionally, we had six gross (4.2 net) wells in progress at year-end 2018 which are already producing or frac’d and will be producing before the end of the first quarter of 2019. We estimate that these wells will result in an increase in our PV-10 of proved reserves to $773 million with $414 million being proved developed, using prices of $55.00 per barrel for oil and $2.75 per MMBtu for natural gas. These PV-10 values would imply $12.05 per share for proved reserves and $6.45 per share for proved developed reserves based on our current 64.1 million shares of Class A and Class B shares outstanding as of year-end. ”

Mr. Anderson commented further, “We are pleased with our results in 2018 and intend to continue running a single rig in the Midland Basin while remaining focused on operating efficiently and generating attractive well returns. We estimate that the F&D costs of proved reserve additions from extensions and discoveries in 2018 averaged only $9.49 per Boe, and we anticipate that as we apply the knowledge we gained over the last 20 months operating our Midland Basin assets, we expect to reduce F&D costs even further in 2019. Overall, we are meeting or exceeding our type curves and generating solid returns from our valuable asset base. We presently estimate that we will achieve free cash flow in 2020 assuming we maintain our existing pace of development and current commodity prices continue through such time.”

About Earthstone
Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties. The Company’s primary assets are located in the Midland Basin of west Texas and the Eagle Ford trend of south Texas. Earthstone is listed on the NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K for the year ended December 31, 2017, quarterly reports on Form 10-Q, recent current reports on Form 8-K and Form 8-K/A, and other SEC filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact
Mark Lumpkin, Jr.
Executive Vice President - Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com

Non-GAAP Financial Measures
PV-10
PV-10 is derived from the standardized measure of discounted future net cash flows (“Standardized Measure”), which is the most directly comparable financial measure under the generally accepted accounting principles in the United States of America (“GAAP”). PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 of the Company’s estimated proved properties to the Standardized Measure (in thousands):

Present value of estimated future net revenues (PV-10)	$1,008,500
Future income taxes, discounted at 10%	(49,048)
Standardized measure of discounted future net cash flows	$959,452

F&D Costs per Unit
Proved F&D costs per unit is a non-GAAP metric commonly used in the oil and gas exploration and production industry by companies, investors and analysts in order to measure a company’s ability of adding and developing reserves at a reasonable cost.  F&D costs per unit is a statistical indicator that has limitations, including its predictive and comparative value. In addition, because F&D costs per unit do not consider the costs or timing of future production of new reserves, such measures may not be adequate measures of value creation. This reserve metric may not be comparable to similarly titled measurements used by other companies.

The calculation for F&D costs per unit is based on estimated costs incurred in 2018. The calculation for F&D costs per unit does not include future development costs required for the development of proved undeveloped reserves.

The following table provides a calculation of the F&D costs per unit for Extensions and Discoveries only as well as for All-Sources.

Costs Incurred ($ in thousands)	2018
Acquisition costs:
Proved	$41,569
Unproved	31,268
Exploration costs	630
Development costs	153,161
Total additions	$226,628

Reserve Additions (MBoe)	2018
Extensions and Discoveries	16,209
Purchases	6,810
Revisions	6,075
Total Reserves Added	29,094

Finding F&D Costs as typically calculated by analysts	$/Boe
Extensions and Discoveries	$9.49
All-Sources, excluding Sales of minerals in place & Production	$7.79